EXHIBIT 99.1
FOR RELEASE on Thursday, August 2, 2007
4:00p.m. ET, 2:00p.m. MT

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke	Mary Beth Loesch
Director of Marketing, StarTek, Inc.	Sr. VP Business Development, StarTek, Inc.
303-262-4548	303-262-4411
mbrekke@startek.com	mb.loesch@startek.com
StarTek, Inc. Reports Second Quarter Results
Continued Improvement Toward
Growth and Profitability Plan
DENVER — August 2, 2007 — StarTek, Inc. (NYSE:SRT) today announced results for the second quarter of 2007. Revenue for the second quarter was $58.8 million, an increase of 2.1% from the first quarter of 2007, with a net loss of $3.4 million, or $0.23 per diluted share. The results were negatively affected by a decline in foreign currency exchange rates. In addition, the Company booked one-time non-cash charges for the impairment of assets and a tax valuation allowance. Cash and investments increased $8.3 million for the quarter to $43.7 million, due mainly to working capital improvements.
Financial Results
Revenue for the second quarter of 2007 increased $1.2 million or 2.1% over the first quarter of 2007 to $58.8 million. Most of the growth was attributable to increased business from current clients and improved pricing terms with two significant clients. Compared to the second quarter of 2006, revenue was down $0.7 million or 1.2%. This was driven by the temporary closing of the Petersburg facility and lower FTE due to continued staffing pressures, partially offset by new business, improved pricing, and productivity.
Gross margin for the second quarter of 2007 was 14.5% compared to 15.5% in the first quarter of 2007. After adjusting for the $0.8 million effect of foreign currency exchange, gross margin improved to 15.9%. This adjusted margin improvement was primarily due to improved pricing terms from two existing clients and productivity gains. Compared to the second quarter of 2006, gross margin improved from 13.8%.

Operating loss for the second quarter was $0.5 million, basically unchanged from the first quarter of 2007. Selling, general and administrative expense for the quarter decreased from $9.4 million to $9.0 million. After adjusting the first quarter for a one-time $0.8 million severance charge, selling, general and administrative expense actually increased in the second quarter by $0.4 million due to increases in corporate staffing and human resources spending. Normalizing for the impact of foreign currency exchange and severance charges, adjusted operating income for the second quarter was $0.33 million, a slight improvement from the first quarter adjusted operating income of $0.30 million.
While second quarter operating income was comparable to the first quarter, the net loss and loss per diluted share for the second quarter were $3.4 million and $0.23 respectively. This compares to the prior quarter net loss of $0.2 million and loss per diluted share of $0.01. The second quarter results included three non-cash charges: a $1.7 million impairment related to software projects; a $1.3 million impairment of leasehold improvements relating to the closing of the Hawkesbury, Ontario facility; and a $1.8 million tax valuation allowance affecting tax rates which was established against capital loss carryforwards that management does not believe will be offset by future capital gains prior to their expiration.
Q2 Accomplishments
In keeping with the Company’s plan to return to profitability and restore growth, the Company has executed on the following:
•	Signed one new account and added new programs with several existing clients

•	Improved pricing terms with two significant clients

•	Announced plans to open a new center in Victoria, Texas

•	Re-opened the Petersburg, Virginia facility that commenced operations in July

•	Announced the closing of the Hawkesbury, Ontario center
“We remain focused on growth and profitability. We are very pleased with our progress toward these goals and expect to see continued progress and improvements in the second half of the year.” said Larry Jones, StarTek’s president and chief executive officer. “We continue to execute on our plan and expect to see quarter over quarter improvements in revenue and margins throughout 2007.”

CONFERENCE CALL
The call will begin at 4:00 p.m. Mountain Time (6:00 p.m. Eastern Time) and can be accessed as follows:

USA:	800.510.0146
International:	617.614.3449
Passcode:	21850947
Conference Host: Larry Jones
A dial-in replay will be available from August 2, 2007, at 6:00 p.m. Mountain Time through August 9, 2007, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	83453814
A web-based replay will be available by August 3, 2007, and accessible from the Company’s website at www.startek.com.
ABOUT STARTEK, INC.
StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with their clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the US and Canada. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.

FORWARD-LOOKING STATEMENTS
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our revenue from our principal clients, concentration of our client base in the communications industry, consolidation in the communications industry, trend of communications companies to out-source non-core services, management turnover, dependence on and requirement to recruit qualified employees, labor costs, need to add key management personnel and specialized sales personnel, considerable pricing pressure, capacity utilization of our facilities, collection of note receivable from sale of Supply Chain Management Services platform, defense and outcome of pending class action lawsuit, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business in Canada, lack of a significant international presence, potentially significant influence on corporate actions by our largest stockholder, volatility of our stock price, geopolitical military conditions, interruption to our business, increasing costs of or interruptions in telephone and data services, compliance with SEC rules, inability to renew or replace sources of capital funding, fluctuations in the value of our investment securities portfolio, and variability of quarterly operating results. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue	$58,832	$59,525	$116,479	$116,630
Cost of services	50,295	51,321	99,032	98,654

Gross profit	8,537	8,204	17,447	17,976
Selling, general and administrative expenses	9,040	7,389	18,432	14,962

Operating (loss) profit	(503)	815	(985)	3,014
Impairment losses	(3,018)	—	(3,018)	—
Net interest and other income (expense)	143	533	331	1,066

(Loss) income before taxes	(3,378)	1,348	(3,672)	4,080
Income tax (expense) benefit	(65)	(523)	40	(1,119)

Net (loss) income	$(3,443)	$825	$(3,632)	$2,961

Net (loss) income per share from:

Basic	$(0.23)	$0.06	$(0.25)	$0.20

Diluted	$(0.23)	$0.06	$(0.25)	$0.20

Dividends declared per common share	$—	$0.25	$—	$0.50

Weighted Average shares Outstanding
Basic	14,696	14,691	14,696	14,663
Diluted	14,696	14,748	14,696	14,744

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	As of
	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$27,133	$33,437
Investments	16,573	5,933
Trade accounts receivable, less allowance for doubtful accounts of $5 and $16, respectively	40,879	46,364
Income tax receivable	3,651	1,281
Prepaid expenses and other current assets	3,417	3,009

Total current assets	91,653	90,024

Property, plant and equipment, net	56,528	60,101
Long-term deferred tax assets	3,340	4,444
Other assets	1,198	1,166

Total assets	$152,719	$155,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,962	$6,061
Accrued liabilities:
Accrued payroll	6,860	6,798
Accrued compensated absences	5,380	4,146
Accrued health insurance	245	77
Other accrued liabilities	864	338
Current portion of long-term debt	5,169	5,654
Short-term deferred income tax liabilities	1,575	754
Grant advances	954	173
Other current liabilities	365	329

Total current liabilities	25,374	24,330

Long-term debt, less current portion	8,788	10,314
Grant advances	—	781
Other liabilities	1,915	1,928

Total liabilities	36,077	37,353

Stockholders’ equity:
Common stock, 32,000,000 non-convertible shares, $0.01 par value, authorized; 14,725,791 and 14,695,791 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	147	147
Additional paid-in capital	62,202	61,669
Cumulative translation adjustment	2,130	1,222
Unrealized gain on investments available for sale	10	1
Unrealized gain (loss) on derivative instruments	207	(235)
Retained earnings	51,946	55,578

Total stockholders’ equity	116,642	118,382

Total liabilities and stockholders’ equity	$152,719	$155,735

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Operating Activities
Net (loss) income	$(3,632)	$2,961
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,429	8,153
Non-cash compensation cost	533	153
Impairment losses	3,018	—
Deferred income taxes	1,272	(1,243)
Realized gain on investments	—	(35)
Loss (gain) on sale of assets	3	(101)
Changes in operating assets and liabilities:
Trade accounts receivable, net	5,771	(3,419)
Prepaid expenses and other assets	(41)	(940)
Accounts payable	(1,723)	(1,604)
Income taxes receivable, net	(2,408)	2,313
Accrued and other liabilities	1,635	1,045

Net cash provided by operating activities	12,857	7,283

Investing Activities
Purchases of investments available for sale	(17,497)	(114,490)
Proceeds from disposition of investments available for sale	6,869	127,273
Purchases of property, plant and equipment	(6,141)	(13,339)
Proceeds from disposition of property, plant and equipment	—	343

Net cash used in investing activities	(16,769)	(213)

Financing Activities
Proceeds from stock option exercises	—	1,112
Principal payments on borrowings	(2,716)	(1,253)
Dividend payments	—	(8,942)

Net cash used in financing activities	(2,716)	(9,083)
Effect of exchange rate changes on cash	324	(413)

Net decrease in cash and cash equivalents	(6,304)	(2,426)
Cash and cash equivalents at beginning of period	33,437	17,425

Cash and cash equivalents at end of period	$27,133	$14,999

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$397	$92
Income taxes paid	$1,143	$1,535
Change in unrealized gain on investments available for sale, net of tax	$9	$26

Non-GAAP Financial Measures
The information presented in this press release reports (i) gross margin excluding the effects of foreign currency exchange and (ii) operating profit excluding the effects of foreign currency exchange and severance charges, which are non-GAAP measures. The following table provides a reconciliation of (i) adjusted gross profit, from which adjusted margin is calculated, to gross margin calculated in accordance with GAAP and (ii) adjusted operating profit to operating loss calculated in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of the impact of the variance in foreign currency exchange rates, and the affect of one-time severance charges, on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.
STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP DATA
(In thousands)

									Variance from
									Q1 2007
	Q2 2007			Q2 2007	Q1 2007			Q1 2007	to Q2 2007
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP	(Non-GAAP)

Revenue	$58,832	$(217)	(a)	$58,615	$57,647			$57,647	968
Cost of services	50,295	(993)	(b)	49,302	48,737			48,737	565

Gross profit	8,537	776		9,313	8,910			8,910	403
Gross margin	14.5%			15.9%	15.5%			15.5%	0.4%

Selling, general and administrative	9,040	(58)	(c)	8,982	9,392	(779)	(d)	8,613	369

Operaing (loss) profit	(503)	834		331	(482)	779		297	34
Foreign currency exchange rate adjustments convert Q2 2007 results to the Q1 2007 foreign currency exchange rate, net of our hedge gains
(a)	Adjustment to subtract gain in revenue due to foreign currency exchange.

(b)	Adjustment to subtract expenses in cost of services due to foreign currency exchange.

(c)	Adjustment to subtract expenses in selling, general and administrative due to foreign currency exchange.

(d)	Adjustment to subtract expenses related to one-time severance charges from total selling, general and administrative expenses during Q1 2007.